World Wide Wireless Communications Announces Appointment of Jack W.
                  Cutter as Chairman of the Board of Directors.


Oakland, CA April 20, 2001 (Business Wire) World Wide Wireless Communications, Inc (OTC:BB "WLGS") announced today that Douglas P. Haffer has resigned as Chief Executive Officer, President and Director of the company and from any similar positions in the company's subsidiaries effective April 20, 2001. Mr. Haffer had served in those capacities since May, 1998.

Jack W. Cutter, a member of the Board of Directors, will replace Douglas P. Haffer as Chairman of the Board of Directors.

Jack Cutter has served as a director of Cutter Laboratories, a major international medical products firm. He founded and was president of Pacific Waters, The California Cystic Fibrosis Research Foundation, and Cutter Lumber Products. Jack Cutter also served as Chairman of Seabright Laboratories of Emeryville, California.

The Company stated its appreciation of the efforts Mr. Haffer had put forth over the past three years to establish a global presence for World Wide Wireless Communications and wishes him well with his future endeavors.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995: The statements contained in this release which are not historical are forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from those expressed in the forward-looking statements, including, but not limited to, certain delays beyond the company's control, delays in development and testing of products, and fluctuations in demand for the products and services of the Company